Exhibit 99.1

Prepared remarks for WEX Inc. June 16, 2014 conference call
The information in this Exhibit 99.1 contains forward-looking statements, including statements regarding WEX’s plans to acquire Evolution1; future financial performance for WEX and Evolution1 and the related underlying assumptions; management’s expectations for future growth opportunities; the expected closing date of the transaction; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this Item 7.01 (including Exhibit 99.1), the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the acquired business; the Company's failure to consummate previously announced business plans; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the Company’s outstanding debt on its operations; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A. of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any other alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this Form 8-K and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.
Micky Thomas, Vice President of Investor Relations and Treasurer- WEX Inc.
Good afternoon. Thank you for joining us today as we discuss WEX's plans to acquire Evolution1. With me is Melissa Smith, president and CEO, and Steve Elder, SVP and CFO. The press release we issued this afternoon is posted in the investor relations section of our website at WEXInc.com. A copy of the release and our prepared remarks have also been included in an 8-K we submitted to the SEC.

Exhibit 99.1

As a reminder, we will discuss forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forward-looking statements as a result of various factors including those discussed in our press release and the risk factors identified in our annual report on Form 10-K filed with the SEC on February 27, 2014 and subsequent filings. While we may update forward-looking statements in the future, we disclaim any obligations to do so. You should not place undue reliance on these forward-looking statements all of which speak only as of today.
With that, I'll turn the call over to Melissa Smith.
Melissa Smith - WEX Inc. - President and CEO
Good afternoon, everyone. Thank you for joining us. Earlier in the year, I spoke of our intention to expand WEX into other large, complex payment industries. The underlying strategy of our plan is to leverage WEX's expertise in simplifying complexity as we have done in Fleet and Travel. Having executed on that strategy, we are pleased to announce the planned acquisition of Evolution1, a leading provider of cloud-based technology and payment solutions within the healthcare industry. Evolution1 represents, in many ways, the future of payments as it is built on a sophisticated cloud technology platform. This acquisition represents an attractive opportunity to increase WEX's growth profile by increasing our overall addressable market.
Let me take a few moments to provide a brief overview of the transaction and Evolution1. WEX and Evolution1 have entered into a definitive agreement for WEX to acquire Evolution1 for $532.5 million - which will be funded through cash on hand and our existing credit facility. The transaction is expected to generate approximately $42 million in present value of tax benefits for WEX and is expected to be accretive to adjusted net income in the first 12 months after close, excluding acquisition costs.
Post-close, WEX’s leverage ratio is expected to be approximately 3.0. The transaction has been unanimously approved by the boards of directors of both companies and is expected to close in the third quarter of this year subject to regulatory approvals and other customary closing conditions.
As a leading provider of cloud-based technology and payment solutions in the healthcare industry, Evolution1 developed and operates a powerful, all-in-one, multi-tenant technology platform, card products, and mobile offering that supports a full range of healthcare account types.

Exhibit 99.1

This includes consumer-directed payments for Health Savings Accounts (HSAs), Health Reimbursement Arrangements (HRAs), Flexible Spending Accounts (FSAs), Voluntary Employee Beneficiary Associations (VEBAs), and defined contribution and wellness programs. Evolution1’s estimated 2014 revenue is approximately $80 million, generating annual revenue growth in the high-teens.
The company’s B2B distribution model is based on partnerships with health plans, third-party administrators (TPAs), financial institutions, payroll companies and software providers. Revenue is evenly split between monthly fees to partners for each participant and a share of the interchange fees from spending on customers' debit cards. Cards are branded either Visa or MasterCard and operate on a restricted open loop network. In addition, Evolution1 offers consumers a robust mobile application for managing their healthcare accounts.
Similar to WEX, Evolution1 has generated strong partnership loyalty for its service offerings with approximately 500 partners, more than 90,000 employers, and 10 million consumers. No single partner accounts for more than 10 percent of revenue. The company maintains greater than 97 percent partner retention rates and roughly 95 percent recurring revenues.
This strong partner loyalty is a key shared attribute of our two companies and reflects a cultural and business model commitment to a partner based distribution strategy. Evolution1 provides its partners with an integrated, private label, single supplier solution for an increasing range of healthcare and other employee benefit accounts including FSA, HSA, HRA, wellness, and dependent care and commuter accounts.
Their best in class healthcare technology and payments solutions provide Partners with the most competitive set of tools necessary to compete in this rapidly changing Healthcare environment. In 2013, Evolution1 processed over 65 million transactions and approximately $5 billion in payment volume.
This acquisition also significantly enhances WEX’s leadership team as the Evolution1 management team has considerable experience and expertise in the healthcare space. Chairman and Chief Executive Officer Jeff Young has more than two decades of leadership experience in software and the financial systems industry, bringing a significant level of experience and success in sales, marketing, customer service, product development, and Partner leadership. Collectively, Jeff and his team of industry and technology leaders have unparalleled experience in the software and healthcare fields.
As you know, there are major transformational shifts within the healthcare industry which provide an attractive backdrop for WEX’s expansion. With Evolution1, WEX will provide solutions to address multiple aspects

Exhibit 99.1

of the healthcare payment system. We expect our progression in healthcare to mirror our successful track record in the fleet and travel markets, where we are now well established as a premier payment solutions provider.
Advancing our capabilities into the healthcare market has been a priority for WEX for a number of years and Evolution1 significantly enhances our positioning and exposure to this growing and attractive market. Evolution1 currently has an addressable market of more than $1 billion in revenue with a meaningful and growing market share position. This market opportunity is expected to double by 2019.
Let me provide an overview of the market opportunity.
The healthcare space has the one of the most complex revenue and payment system of all industries and is changing at an unprecedented rate. The payment system consists of three primary parties, all of which have different payment relationships and responsibilities governed by an intricate set of business rules and regulations.

▪	First, consumers, or patients;

▪	Second, providers, such as physicians and hospitals; and,

▪	Third, payers, such as commercial insurers and TPAs.
Additionally, employers and exchanges act as intermediaries to the consumer.
The environment is fragmented and highly dependent on accurate information exchange. Many payment transactions weave their way through multiple channels prior to being processed by payers and reaching providers.
In addition, misaligned stakeholders, disjointed data, long payment cycles and an increasing amount of money in the system create unmet needs and a large market opportunity. Meeting these needs requires integrated communication and data platforms and tool that empower consumers, employers and partners, representing a large market of close to $3 trillion in annual spend industry-wide for 2014.

Exhibit 99.1

At the same time, broader adoption of consumer-driven healthcare solutions is increasing dramatically.
To date, WEX had focused on virtual product solutions for payer to provider payments, which accounts for approximately $1 trillion of the $3 trillion annual spend industry wide. Payer to provider solutions will continue to be an area of further opportunity for the company and enhanced by Evolution1’s offerings. However, given the industry dynamics, WEX sees an opportunity to also address other aspects of the healthcare system – consumer to provider payments.
Adding Evolution1 into the WEX portfolio advances WEX’s long-term strategy. Today, WEX stands as a premier global payment solutions provider, and we are well-known for our success in the fleet space and global virtual payments, particularly in the travel space. Historically, WEX has done well in providing solutions for complicated, large industries based on our ability to adapt to the needs of the marketplace.
As a result, this acquisition represents a financially attractive opportunity for us to leverage Evolution1’s expertise in the healthcare space given the complex payments system and clear market need.
WEX’s business model and core competencies – such as enabling complex payments with customizable controls – translate well into the Healthcare payments sector. Evolution1 is a complement to WEX’s established Fleet business and growing Virtual card solutions, and provides a clear expansion in addressing the unmet payment needs in the Healthcare vertical.
Additionally, Evolution1 brings strong relationships with partners, such as banks, insurance providers, and TPAs, which will benefit from a broader set of solutions that WEX and Evolution1 can deliver.
In closing, Evolution1 will enable WEX to provide solutions to address the needs of multiple stakeholders of the healthcare payment system to create sustainable differentiation for its healthcare solutions offering. WEX will build on its existing B2B business model, providing payment services to intermediaries such as exchanges and TPAs that have direct contact with consumers.
Evolution1 will serve as the cornerstone of WEX’s Healthcare solutions strategy, with crossover into the Employee vertical through Evolution1’s ability to capitalize on emerging trends in defined contribution and private exchanges.
We are excited to welcome Evolution1 to the WEX family. This transaction significantly advances WEX’s

Exhibit 99.1

long-term strategy in an attractive market, while allowing us to leverage our core competencies within complex payments systems and establish a differentiated healthcare offering.
And now we will be happy to take your questions. Operator, please proceed with the Q&A session.
Thank you operator. Once again, thank you for joining todays call. We look forward to talking to you when we report our second quarter earnings in July.